Exhibit 99.2

Contact: Tim Wesley at (412) 825-1543

Wabtec Reports Improved Earnings For Sixth Consecutive Quarter,
And Cash Flow Of $45 Million For Full Year 2003

     WILMERDING, Pa., Feb. 18, 2004 — Wabtec Corporation (NYSE: WAB) today reported earnings per diluted share of 13 cents, net income of $5.9 million and EBITDA of $19 million for the fourth quarter of 2003. The results included charges of about 3 cents per diluted share for non-operating items and income from discontinued operations of about 1 cent per diluted share. This was the company’s sixth consecutive quarter of reporting year-over-year earnings increases. In the year-ago fourth quarter, Wabtec reported earnings per diluted share of 12 cents, net income of $5.3 million and EBITDA of $15 million.

     Wabtec said the earnings increase in the fourth quarter of 2003 resulted mainly from higher sales and a more favorable product mix, offset partially by the negative impact of foreign currency exchange rates.

     For the full year, the company generated $45 million of cash flow, exceeding its target of $40 million.

     “We finished 2003 with strong cash flow, which allowed us to generate more than $1 per share in cash for the year,” said William E. Kassling, Wabtec’s chairman. “Our goal is to continue to generate free cash flow in excess of net income. We expect to use this cash for debt reduction, accretive acquisitions or other general corporate purposes.”

2003 Fourth Quarter

     Net sales of $206 million were 16 percent higher than the prior-year quarter, primarily due to higher sales of freight car components in North America and a contract to build specialty ballast cars in the United Kingdom. Sales in the Freight Group increased 21 percent, while sales in the Transit Group increased 5 percent. Gross margin was 25.8 percent, compared to 25.9 percent in the year-ago quarter, due to the negative impact of foreign currency exchange rates on the company’s Canadian operations.

     Operating expenses increased 14 percent, in part due to higher medical and insurance premiums. Interest expense increased to $3.1 million, reflecting the company’s new capital structure, including senior notes sold in August 2003. Other expense, which consisted primarily of charges for asset writedowns and a foreign exchange loss, decreased by 20 percent. The company had an effective tax rate of 36.5 percent, higher than the year-ago quarter, which included foreign tax credits.

     Wabtec’s debt, net of cash, at Dec. 31, 2003 was $120 million (33 percent of total capital), compared to $176 million (47 percent of total capital) at Dec. 31, 2002. This compares to a peak of $562 million (75 percent of total capital) in the third quarter of 2000.

     “The company performed well in 2003, based on several financial and operational measurements,” said Gregory T.H. Davies, Wabtec’s president and chief executive officer. “We exceeded our goal for free cash flow, and generated earnings per diluted share substantially higher than last year’s earnings from continuing operations. In addition, we improved quality and on-time delivery, and reduced material costs.

     “We also achieved important, new-business breakthroughs. Our transit business secured long-term contracts to provide equipment for New York City’s R-160 subway car order. Burlington Northern Santa Fe began a pilot project with our Electronic Train Management System. We set a corporate record for international sales, and introduced new products and services that we believe can generate substantial new sales in future years. So 2003 was another year of solid progress, and we look forward to our future with great enthusiasm.”

2004 Outlook

     As previously disclosed, Wabtec expects 2004 sales to be about $750 million, with increases of between 5 percent and 10 percent in both the Freight and Transit groups. At that level of sales, the company expects 2004 earnings per diluted share of about 70 cents, a growth rate of 35 percent compared to 2003. The company updates annual earnings guidance as necessary during the year, but does not provide quarterly earnings guidance.

     Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

     This press release contains forward-looking statements. Wabtec’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the U.S. economy; lower-than-expected deliveries of new rolling stock in 2004; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

     To listen to the company’s earnings conference call, log on to www.wabtec.com. The call will be held today at 1:30 p.m., eastern time.

WABTEC CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)

	Fourth	Fourth	For the	For the
	Quarter	Quarter	Twelve Months	Twelve Months
	2003	2002	2003	2002
Net sales	$206,356	$177,640	$717,924	$696,195
Cost of sales	(153,169)	(131,589)	(528,474)	(516,724)

Gross profit	53,187	46,051	189,450	179,471
Selling,general and administrative expenses	(28,419)	(23,899)	(100,503)	(93,023)
Engineering expenses	(8,669)	(8,479)	(32,929)	(33,592)
Amortization expense	(1,180)	(1,076)	(4,309)	(5,322)

Total operating expenses	(38,268)	(33,454)	(137,741)	(131,937)

Income from operations	14,919	12,597	51,709	47,534
Interest expense	(3,147)	(2,240)	(10,377)	(18,072)
Other expense, net	(3,007)	(3,736)	(6,290)	(5,558)

Income from continuing operations before income taxes	8,765	6,621	35,042	23,904
Income tax expense	(3,199)	(1,545)	(12,790)	(7,594)

Income from continuing operations	5,566	5,076	22,252	16,310
Discontinued operations
Income from discontinued operations (net of tax)	325	174	451	403
Loss on sale of discontinued operations (net of tax)	—	—	—	(529)

Total discontinued operations	325	174	451	(126)

Income before cumulative effect of accounting change	5,891	5,250	22,703	16,184
Cumulative effect of accounting change, net of tax	—	—	—	(61,663)

Net income (loss)	$5,891	$5,250	$22,703	$(45,479)

Earnings (Loss) Per Common Share Basic

Income from continuing operations	$0.12	$0.12	$0.51	$0.37
Income (loss) from discontinued operations	0.01	—	0.01	—
Income before cumulative effect of accounting change	0.13	0.12	0.52	0.37
Cumulative effect of accounting change, net of tax	—	—	—	(1.42)
Net income (loss)	$0.13	$0.12	$0.52	$(1.05)

Diluted

Income from continuing operations	$0.12	$0.12	$0.51	$0.37
Income (loss) from discontinued operations	0.01	—	0.01	—
Income before cumulative effect of accounting change	0.13	0.12	0.52	0.37
Cumulative effect of accounting change, net of tax	—	—	—	(1.41)
Net income (loss)	$0.13	$0.12	$0.52	$(1.04)

Weighted average shares outstanding
Basic	43,981	43,433	43,538	43,291

Diluted	44,774	43,778	43,974	43,617

Sales by Segment

Freight Group	$146,655	$120,989	$522,279	$443,443
Transit Group	59,701	56,651	195,645	252,752

Total	$206,356	$177,640	$717,924	$696,195

EBITDA Reconciliation

Net income (loss)	$5,891	$5,250	$22,703	$(45,479)
Interest expense	3,147	2,240	10,377	18,072
Income tax expense	3,199	1,545	12,790	7,594
Cumulative effect of accounting change, net of tax	—	—	—	61,663
Depreciation	5,768	5,170	20,975	20,191
Amortization	1,180	1,076	4,309	5,322

EBITDA	$19,185	$15,281	$71,154	$67,363